

<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                           0000832095
<NAME>                          KRUPP INSURED MORTGAGE LIMITED PARTNERSHIP

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>               Dec-31-1999
<PERIOD-END>                    Jun-30-1999
<CASH>                            5,145,574
<SECURITIES>                     99,754,156<F1>
<RECEIVABLES>                       668,020
<ALLOWANCES>                              0
<INVENTORY>                               0
<CURRENT-ASSETS>                    878,291<F2>
<PP&E>                                    0
<DEPRECIATION>                            0
<TOTAL-ASSETS>                  106,446,041
<CURRENT-LIABILITIES>                 9,000
<BONDS>                                   0
<PREFERRED-MANDATORY>                     0
<PREFERRED>                               0
<COMMON>                        106,206,840<F3>
<OTHER-SE>                          230,201<F4>
<TOTAL-LIABILITY-AND-EQUITY>    106,446,041
<SALES>                                   0
<TOTAL-REVENUES>                  5,310,572<F5>
<CGS>                                     0
<TOTAL-COSTS>                             0
<OTHER-EXPENSES>                  1,182,087<F6>
<LOSS-PROVISION>                          0
<INTEREST-EXPENSE>                        0
<INCOME-PRETAX>                   4,128,485
<INCOME-TAX>                              0
<INCOME-CONTINUING>               4,128,485
<DISCONTINUED>                            0
<EXTRAORDINARY>                           0
<CHANGES>                                 0
<NET-INCOME>                      4,128,485
<EPS-BASIC>                             0<F7>
<EPS-DILUTED>                             0<F7>

<F1>Includes  Participating  Insured Mortgages  ("PIMs") of $83,111,839 and
    Mortgage-Backed  Securities ("MBS") of $16,642,317.

<F2>Includes  prepaid  acquisition  fees and expenses of $7,140,532 net of accumulated amortization of $6,485,606 and prepaid participation servicing fees of $2,155,566 net of accumulated amortization of $1,932,201.

<F3>Represents  total equity of General Partners and Limited  Partners.
    General Partners deficit of ($340,484) and Limited Partners equity of $106,547,324.

<F4>Unrealized gain on MBS.

<F5>Represents interest income on investments in mortgages and cash.

<F6>Includes $673,839 of amortization of prepaid fees and expenses.

<F7>Net  income  allocated  $123,855 to the General  Partners and $4,004,630 to
    the Limited Partners. Average net income per Limited Partner interest is $.27 on 14,956,896 Limited Partner interests outstanding.

